April 14, 2020

Aric Spitulnik
Chief Financial Officer
TESSCO Technologies Incorporated
11126 McCormick Road
Hunt Valley, MD 21031

       Re: TESSCO Technologies Incorporated
           Form 10-K for the Fiscal Year Ended March 31, 2019
           Filed June 11, 2019
           File No. 001-33938

Dear Mr. Spitulnik:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services